Press Release #201437	FOR IMMEDIATE RELEASE	August 5, 2014

Enertopia Corporate Update

VANCOUVER, BC – August 5, 2014 - Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") announces the following corporate update.

With the recent success of the Burlington municipal approval the Company is pleased to announce it has issued 118,416 shares to 1475714 Ontario Inc. as required under the building lease agreement for its base share of lease costs for the remainder of 2014 under the Lease agreement. The Company and its JV partner Lexaria Corp will have a project update in the coming weeks.

The Company is currently reviewing opportunities in the oil & edibles, and industrial hemp markets across North America, as it looks to broaden its opportunities for multiple streams of revenue.

The Company has also engaged Neil Blake to help out with our Investors Relations outreach.

The Enertopia website has been updated to reflect the company’s growing focus on patient well being as the investment community grows in its understanding of the importance of Medical marijuana and the importance of natural CBD medication, please visit www.enertopia.com

Follow Enertopia:

Twitter: www.twitter.com/EnertopiaCorp
Facebook: www.Facebook.com/EnertopiaCorp

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call
Ken Faulkner, Business and Institutional Development: (250) 765-3630
Clark Kent, Media Inquiries: (647) 519-2646

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, evaluation of clean energy projects, oil & gas projects, , competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that the Burlington JV will obtain a license under MMPR and or that the Company will be able to obtain future financings. Similarly, there can be no assurance that the Company will be successful in securing operations in the oils, edibles or hemp markets.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release